EXHIBIT 99.1


MemberWorks Reports Fiscal 2004 Third Quarter Financial Results

    STAMFORD, Conn.--(BUSINESS WIRE)--April 28, 2004--MemberWorks
Incorporated (Nasdaq: MBRS):

    -- Reported revenues were $118.5 million versus guidance of $118.0 million to $120.0 million.

    -- Earnings per share was $0.68 versus guidance of $0.60 to $0.65.

    -- Operating cash flow before changes in assets and liabilities was $18.2 million versus guidance of $14 to $16 million.

    MemberWorks Incorporated (Nasdaq: MBRS), a leader in bringing value to consumers through an array of membership programs and services in healthcare, personal finance, insurance, travel, entertainment, fashion and personals services, announced today its financial results for the fiscal 2004 third quarter.
    The Company reported revenues of $118.5 million, compared to $118.6 million reported in the fiscal 2003 third quarter, and $123.2 million reported in the fiscal 2004 second quarter.
    Net income for the current quarter was $8.4 million, or $0.68 per diluted share, versus net income of $3.3 million, or $0.25 per diluted share, for last year's third fiscal quarter.
    The Company reported net cash provided by operating activities of $4.8 million for the fiscal 2004 third quarter versus $0.3 million in last year's third fiscal quarter and $22.5 million in the fiscal 2004 second quarter. Operating cash flow before changes in assets and liabilities reported for the fiscal 2004 third quarter was $18.2 million compared to $9.9 million in last year's third fiscal quarter, and $16.7 million in the fiscal 2004 second quarter. See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and for a discussion of the relevance of this measure.
    Compared to previous guidance provided in January 2004, reported revenues were $118.5 million versus the guidance of $118.0 million to $120.0 million. Earnings per share was $0.68 versus guidance of $0.60 to $0.65. Operating cash flow before changes in assets and liabilities was $18.2 million versus guidance of $14 to $16 million.
    "This quarter was all about execution," said Gary Johnson, President and CEO. "With our acquisition of Lavalife, the completion of a $150 million bond offering, both completed in early April, and the continued focus of our core business on the most profitable marketing channels, we are well positioned for future growth and investment opportunities."

    Nine Month Results

    The Company reported revenues of $355.5 million in the nine month period ended March 31, 2004, an increase of 5% from $337.7 million reported in the nine month period ended March 31, 2003.
    Net income for the nine months ended March 31, 2004 was $19.9 million, or $1.62 per diluted share, versus net income of $19.1 million, or $1.43 per diluted share, in the prior year period.
    Net income for the prior year period included a $19.1 million ($11.5 million after tax) gain related to the settlement of a lawsuit, a $1.0 million ($0.6 million after tax) charge for a purchase price adjustment related to the sale of iPlace, Inc. and a $0.2 million ($0.1 million after tax) charge for a realized loss on marketable securities.
    Excluding the items discussed above, net income and diluted earnings per share for the prior year period was $8.3 million, or $0.62, respectively.
    The Company reported net cash provided by operating activities of $25.3 million for the nine month period ended March 31, 2004 versus $33.1 million in the prior year period. Operating cash flow before changes in assets and liabilities reported for the nine month period ended March 31, 2004 was $40.2 million compared to $35.2 million in the prior year period.
    During the quarter ended March 31, 2004, MemberWorks purchased 184,000 shares of its common stock in the open market. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 1,317,000 additional shares as market conditions permit. As of March 31, 2004, there were 10,254,000 shares of common stock outstanding.

    Business Outlook:

    Management offers the following guidance for the quarter ended
June 30, 2004:

    Revenues are expected to be in the range of $133 million to $135 million and earnings per share is expected to range between $0.60 and $0.65. Operating cash flow before changes in assets and liabilities is expected to be between $13 million and $15 million and changes in assets and liabilities are expected to be positive $5 million. Capital expenditures are expected to be approximately $3 million. Free cash flow is expected to be approximately $15 million to $17 million.

    Management offers the following guidance for the year ended
June 30, 2004:

    For the full year ended June 30, 2004, revenues are expected to be in the range of $488 million to $490 million and earnings per share is expected to range between $2.15 and $2.20. Operating cash flow before changes in assets and liabilities is expected to be between $53 million and $55 million and changes in assets and liabilities are expected to be negative $10 million. Capital expenditures are expected to be approximately $8 million. Free cash flow is expected to be approximately $35 million to $37 million.

    Management offers the following guidance for the year ended June
30, 2005:

    Revenues are expected to be in the range of $580 million to $595 million and earnings per share is expected to range between $2.50 and $2.60. Operating cash flow before changes in assets and liabilities is expected to be between $40 million and $45 million and changes in assets and liabilities is expected to be positive $10 million. Capital expenditures are expected to be approximately $12 million. Free cash flow is expected to be approximately $38 million to $43 million.
    See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and to free cash flow and a discussion of the relevance of these measures.

    Conference Call Note:

    MemberWorks will host a conference call on April 28, 2004, at 10:00 A.M., EDT, to discuss the Company's third quarter results. This conference call will also be available live on the investor relations page of Company's web site at www.memberworks.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software. To listen to the conference call, please dial (888) 316-9407, approximately five to ten minutes before the scheduled start time. When prompted, state passcode "MBRS".
    For those who cannot listen to the live call, an audio replay of the call will be available approximately one hour after completion of the call until midnight on May 12, 2004. To listen to the audio replay, please call (800) 839-2344. A replay of the web cast will also be available on the Company's website beginning approximately 2 hours after the end of the call and will remain available until May 12, 2004.

    About MemberWorks:

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers through an array of membership programs and services in healthcare, personal finance, insurance, travel, entertainment, fashion and personals services. As of March 31, 2004,
6.1 million retail members are enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. With broad online and offline distribution capabilities, MemberWorks offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional revenue.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.




                       MEMBERWORKS INCORPORATED
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)
                              (Unaudited)

                        Three months ended         Nine months ended
                             March 31,                March 31,
                      ----------------------   -----------------------
                          2004        2003        2004          2003
                      -----------  ---------     -------      --------

Revenues                $118,519    $118,647     $355,507    $337,696

Expenses:
     Marketing            60,941      73,012      194,342     208,460
     Operating            22,324      20,653       66,829      57,905
     General and
      administrative      20,438      19,130       58,400      56,757
     Amortization of
      intangible assets      258         336          847       1,075
                       ----------  ----------   ----------  ----------
Total expenses           103,961     113,131      320,418     324,197
                       ----------  ----------   ----------  ----------

Operating income          14,558       5,516       35,089      13,499
Settlement of investment
 related litigation            -           -            -      19,148
Loss on sale of subsidiary     -           -            -        (959)
Net loss on investment         -           -            -        (206)
Interest (expense)
 income, net              (1,265)        149       (2,317)        553
Other income (expense), net  672        (112)         459        (176)
                       ----------  ----------   ----------   ---------

Income before income
 taxes                    13,965       5,553       33,231      31,859
Provision for income
 taxes                     5,586       2,221       13,292      12,744
                       ----------  ----------   ----------   ---------
Net income                $8,379      $3,332      $19,939     $19,115
                       ==========  ==========   ==========   =========

Diluted earnings per share $0.68       $0.25        $1.62       $1.43
                       ==========  ==========   ==========   =========

Diluted shares used in
 earnings per share
 calculation              13,380      13,104       13,211      13,387
                       ==========  ==========   ==========   =========





                       MEMBERWORKS INCORPORATED
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (Unaudited)

                           Three months ended       Nine months ended
                               March 31,                March 31,
                         --------------------      -------------------
                           2004        2003         2004        2003
                         --------     -------      ------      -------

Operating Activities
  Net income              $8,379      $3,332      $19,939     $19,115
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
     Revenues before
     deferral            116,178     109,180      335,433     318,320
     Marketing costs before
      deferral           (57,145)    (63,470)    (175,186)   (178,143)
     Revenues
      recognized        (118,519)   (118,647)    (355,507)   (337,696)
     Marketing costs
      expensed            60,941      73,012      194,342     208,460
     Depreciation and
      amortization         2,407       2,981        7,649       9,150
     Deferred income taxes   823       1,984        6,127      11,728
     Tax benefit from
      employee stock
      plans                4,944         344        6,497         641
     Gain on settlement of
      investment related
      litigation               -           -            -     (19,148)
     Loss on sale of
      subsidiary               -           -            -         959
     Net loss on investment    -           -            -         206
     Other                   208       1,227          928       1,609
                       ----------  ----------   ----------  ----------
Operating cash flow
 before changes in assets
 and liabilities          18,216       9,943       40,222      35,201
     Net change in assets
      and liabilities    (13,389)     (9,687)     (14,954)     (2,068)
                       ----------   ---------   ----------   ---------
Net cash provided by
 operating activities      4,827         256       25,268      33,133
                       ----------   ---------   ----------   ---------

Investing Activities
     Acquisition of fixed
      assets              (2,338)     (1,337)      (4,876)     (4,099)
     Settlement of investment
      related litigation       -           -            -      19,148
     Purchase price
      adjustments on sale
      of subsidiary            -           -            -        (750)
     Other investments         -        (500)           -        (500)
                       ----------   ---------   ----------   ---------
Net cash (used in)
 provided by investing
 activities               (2,338)     (1,837)      (4,876)     13,799
                       ----------   ---------   ----------   ---------

Financing Activities
     Net proceeds from
      issuance of stock    1,081       1,326       23,632       3,177
     Treasury stock
      purchases           (5,864)    (10,366)     (84,942)    (25,323)
     Net proceeds from
      issuance of debt     1,380           -       87,948           -
     Payments of long-term
      obligations           (118)        (74)        (368)     (1,001)
                       ----------   ---------   ----------   ---------
Net cash (used in) provided
 by financing activities  (3,521)     (9,114)      26,270     (23,147)
                       ----------   ---------   ----------   ---------
Effect of exchange rate
 changes on cash and
 cash equivalents             (6)         89           35          57
                       ----------   ---------   ----------   ---------
Net (decrease) increase in
 cash and cash
 equivalents              (1,038)    (10,606)      46,697      23,842
Cash and cash equivalents
 at beginning of period  119,995      79,950       72,260      45,502
                       ----------   ---------   ----------   ---------
Cash and cash equivalents
 at end of period       $118,957     $69,344     $118,957     $69,344
                       ==========   =========   ==========   =========




                       MEMBERWORKS INCORPORATED
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                       March 31, 2004    June 30, 2003
                                       ---------------   -------------
                                         (Unaudited)       (Audited)
Assets
Current assets:
     Cash and cash equivalents                $118,957        $72,260
     Restricted cash                             2,682          2,732
     Accounts receivable                        11,853          8,713
     Other current assets                       11,390          9,767
     Membership solicitation and
      other deferred costs                      58,804         77,883
                                            -----------     ----------
Total current assets                           203,686        171,355
Fixed assets, net                               22,920         24,969
Goodwill                                        42,039         42,039
Intangible and other assets, net                12,371         10,142
                                            -----------     ----------
Total assets                                  $281,016       $248,505
                                            ===========     ==========

Liabilities and Shareholders' Deficit
Current liabilities:
     Current maturities of long-term obligations  $329           $244
     Accounts payable and accrued liabilities   81,893         91,749
     Deferred membership fees                  147,685        167,643
     Deferred income taxes                       5,373            879
                                              ---------     ----------
Total current liabilities                      235,280        260,515
Deferred income taxes                            6,778          5,145
Other long-term liabilities                      3,842          3,128
Convertible debt                                90,000              -
                                            -----------     ----------
Total liabilities                              335,900        268,788
                                            -----------     ----------

Shareholders' deficit:
     Common stock; $0.01 par value
      40,000 shares authorized; 19,042 issued
     (17,847 at June 30, 2003)                     190            178
     Capital in excess of par value            152,804        122,425
     Accumulated equity (deficit)                2,110        (17,829)
     Accumulated other comprehensive loss         (458)          (469)
    Treasury stock, 8,788 shares at cost
     (6,126 shares at June 30, 2003)          (209,530)      (124,588)
                                            -----------     ----------
Total shareholders' deficit                    (54,884)       (20,283)
                                            -----------     ----------
Total liabilities and shareholders' deficit   $281,016       $248,505
                                            ===========     ==========






KEY STATISTICS
                               March 2004   December 2003   March 2003
                               -----------  -------------   ----------
Revenue Before
 Deferral Mix:
New annual                             18%            18%        40%
Renewal annual                         42%            46%        41%
Monthly                                40%            36%        19%

Price Points:
New annual                           $107           $107       $111
Monthly                            $11.37         $11.54     $10.14

Marketing Margin Before Deferral:
New annual                             32%            24%        13%
Monthly                                29%            28%        20%
Total                                  51%            49%        42%

Average monthly members billed  1,343,000      1,239,000    664,000





                       MEMBERWORKS INCORPORATED
                RECONCILIATION OF NON-GAAP INFORMATION
                            (In thousands)
                              (Unaudited)

                           Three months ended        Nine months ended
                               March 31,                 March 31,
                       ----------------------      -------------------
                           2004        2003         2004         2003
                       ----------    --------      ------       ------

Reconciliation of Operating
 Cash Flow before Changes in
 Assets and Liabilities:
Operating cash flow
 before changes in
 assets and liabilities  $18,216      $9,943      $40,222     $35,201
Changes in assets
 and liabilities         (13,389)     (9,687)     (14,954)     (2,068)
                       ----------   ---------    ---------   ---------
Net cash provided by
 operating activities     $4,827        $256      $25,268     $33,133
                       ==========   =========    =========   =========

Reconciliation of Revenues
 before Deferral:
Revenues reported       $118,519    $118,647     $355,507    $337,696
Changes in deferred
 membership fees          (2,341)     (9,467)     (20,074)    (19,376)
                       ----------   ---------    ---------   ---------
Revenues before
deferral                $116,178    $109,180     $335,433    $318,320
                       ==========   =========    =========   =========

Reconciliation of Marketing
 Costs before Deferral:
Marketing expenses
 reported                $60,941     $73,012     $194,342    $208,460
Changes in solicitation
 and other deferred costs (3,796)     (9,542)     (19,156)    (30,317)
                       ----------   ---------    ---------   ---------
Marketing costs
 before deferral        $(57,145)   $(63,470)   $(175,186)  $(178,143)
                       ==========   =========   ==========  ==========





                       MEMBERWORKS INCORPORATED
            RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION
                            (In thousands)
                              (Unaudited)

                       Fourth Quarter      Full Year       Full Year
                        Fiscal 2004       Fiscal 2004     Fiscal 2005
                       ---------------   -------------   -------------

Reconciliation of Operating
 Cash Flow before Changes in
 Assets and Liabilities:
Operating cash flow before
 changes in assets and
 liabilities            $13,000-15,000  $53,000-55,000  $40,000-45,000
Add: Changes in assets
 and liabilities                 5,000         (10,000)        10,000
                       --------------- ---------------  --------------
Net cash provided by
 operating activities   $18,000-20,000  $43,000-45,000  $50,000-55,000
                       =============== =============== ===============

Reconciliation of Free Cash Flow:
Net cash provided by
 operating activities   $18,000-20,000  $43,000-45,000  $50,000-55,000
Deduct: Capital Expenditures     3,000           8,000          12,000
                        --------------  --------------  --------------
Free Cash Flow          $15,000-17,000  $35,000-37,000  $38,000-43,000
                        ==============  ============== ===============

The Company believes that Operating Cash Flow before Changes in Assets and Liabilities, Revenues before Deferral and Marketing Costs before Deferral are important measures of liquidity. Operating Cash Flow before Changes in Assets and Liabilities represents the actual cash flow generated in the period, excluding the timing of cash payments and receipts. Revenues before Deferral are revenues before the application of Staff Accounting Bulletin 101 "Revenue Recognition in Financial Statements" ("SAB 101") and represent the actual membership fees billed during the current reporting period less an allowance for membership cancellations. Marketing Costs before Deferral are marketing costs before the application of SAB 101 and American Institute of Certified Public Accountants Statement of Position 93-7 and represent the Company's obligation for marketing efforts that occurred during the current reporting period. These measures are used by management and by the Company's investors. These measures are not a substitute for, or superior to, Net Cash Provided by Operating Activities, Revenue and Marketing Expense prepared in accordance with generally accepted accounting principles. A reconciliation of Operating Cash Flow before Changes in Assets and Liabilities, Revenues before Deferral and Marketing Costs before Deferral to the appropriate measures recognized under generally accepted accounting principles is presented above.

Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.



    CONTACT: MemberWorks Incorporated
             James B. Duffy, 203-324-7635
             or
             Sapphire Investor Relations, LLC
             Erica Mannion, 415-399-9345